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                                                          SEC File No. 333-17205
                                                Filed Pursuant to Rule 424(b)(3)
                                                                 and Rule 424(c)



                         CALIFORNIA CULINARY ACADEMY, INC.
                              PROSPECTUS SUPPLEMENT


     This Prospectus Supplement supersedes the information in the final prospectus of California Culinary Academy, Inc., dated April 15, 1997 (the "Final Prospectus"), only to the extent of the information contained herein. All other information in the Final Prospectus remains unaltered by this Supplement.

     "Selling Shareholders" is hereby amended to reflect that Roy C. Gunter, III is the Selling Shareholder in the place and stead of Murphy, Gunter & Thompson, LLP. Mr. Gunter is the transferee of the 4,780 shares originally registered in the name of Murphy, Gunter & Thompson, LLP.


              This Prospectus Supplement is dated May 2, 1997.